UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

INFINT ACQUISITION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On February 7, 2023, INFINT Acquisition Corporation issued the following press release:

INFINT ACQUISITION CORPORATION ANNOUNCES CONTRIBUTION TO TRUST ACCOUNT IN CONNECTION WITH PROPOSED EXTENSION

New York, NY, February 7, 2023 — INFINT Acquisition Corporation (“INFINT”) (NYSE: IFIN, IFIN.WS) (“INFINT” or the “Company”) announced today that, in connection with its previously announced extraordinary general meeting of shareholders of the Company to be held at 10:00 a.m. Eastern Time on February 14, 2023 (the “Extraordinary Meeting”) for the purpose of considering and voting on, among other proposals, a proposal to extend the date by which the Company must consummate an initial business combination (the “Extension”) from February 23, 2023 (the “Current Termination Date”) to August 23, 2023 or such earlier date as may be determined by the Company’s board of directors, in its sole discretion (such later date, the “Extension Date”), additional contributions to the Company’s trust account will be made following the approval and implementation of the Extension.

If the requisite shareholder proposals are approved at the Extraordinary Meeting and the Extension is implemented, on the Current Termination Date, and the 23rd day of each subsequent calendar month until the Extension Date, the lesser of (x) $290,000 and (y) $0.06 per public share multiplied by the number of public shares outstanding on such applicable date (each date on which a Contribution is to be deposited into the trust account, a “Contribution Date”) will be deposited into the Company’s trust account (a “Contribution”).

If a Contribution is not made by an applicable Contribution Date, the Company will liquidate and dissolve as soon as practicable after such date and in accordance with the Company’s Amended and Restated Memorandum and Articles of Association, as amended. Any Contribution is conditioned on the approval of the requisite shareholder proposals at the Extraordinary Meeting and the implementation of the Extension. No Contribution will occur if such proposals are not approved or the Extension is not implemented. If the Company has consummated an initial business combination or announced its intention to commence winding up prior to any Contribution Date, any obligation to make Contributions will terminate.

The Company expects that the proceeds held in the trust account will continue to be invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, as determined by the Company, or in an interest bearing demand deposit account, until the earlier of: (i) the completion of the Company’s initial business combination, and (ii) the liquidation of, and distribution of the proceeds from, the trust account.

Further information related to attendance, voting and the proposals to be considered and voted on at the Extraordinary Meeting is described in the definitive proxy statement related to the Extraordinary Meeting filed by the Company with the Securities and Exchange Commission (the “SEC”) on January 24, 2023 (the “Definitive Proxy Statement”).

About INFINT Acquisition Corporation

INFINT Acquisition Corporation is a Special Purpose Acquisition Corporation (SPAC) company on a mission to bring the most promising financial technology company from North America, Asia, Latin America, Europe and Israel to the U.S. public market. As a result of the pandemic, the world is changing rapidly, and in unique, unexpected ways. Thanks to growth and investment in the global digital infrastructure, legal, healthcare, automotive, financial, and other fields are evolving at a faster rate than ever before. INFINT believes the greatest opportunities in the near future lie in the global fintech space and are looking forward to merging with an exceptional international fintech company. On August 3, 2022, INFINT entered into a definitive business combination agreement with Seamless Group Inc., a Cayman Islands exempted company and a global fintech platform, and FINTECH Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of INFINT.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the approval of certain shareholder proposals at the Extraordinary Meeting, the implementation of the Extension or any Contributions to the trust account. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly, including those risks set forth in the Definitive Proxy Statement, the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with the SEC. Copies of such filings are available on the SEC’s website at www.sec.gov. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Additional Information and Where to Find It

The Definitive Proxy Statement has been mailed to the Company’s shareholders of record as of the record date for the Extraordinary Meeting. Investors and security holders of the Company are advised to read the Definitive Proxy Statement because it contains important information about the Extraordinary Meeting and the Company. Investors and security holders of the Company may also obtain a copy of the Definitive Proxy Statement, as well as other relevant documents that have been or will be filed by the Company with the SEC, without charge and once available, at the SEC’s website at www.sec.gov or by directing a request to: Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT; email: IFIN.info@investor.morrowsodali.com.

Participants in the Solicitation

The Company and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in respect of the proposals to be considered and voted on at the Extraordinary Meeting. Information concerning the interests of the directors and executive officers of the Company is set forth in the Definitive Proxy Statement, which may be obtained free of charge from the sources indicated above.

Contacts

Alexander Edgarov, INFINT Acquisition Corporation– sasha@infintspac.com